Exhibit 11

ALFA CORPORATION
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

         The following computations set forth the calculation of basic and diluted net income per common share and common share equivalents for the nine month and three month periods ended September 30, 2002 and 2001:

	Nine Months Ended September 30,		Three Months Ended September 30,

	2002	2001	2002	2001

Net income	$51,449,600	$50,343,269	$17,450,114	$18,595,533

Weighted average number of common shares outstanding	78,697,826	78,315,714	78,875,959	78,306,490

Net income per common share - Basic	$0.65	$0.64	$0.22	$0.24

	Nine Months Ended September 30,		Three Months Ended September 30,

	2002	2001	2002	2001

Net income	$51,449,600	$50,343,269	$17,450,114	$18,595,533

Weighted average number of common shares outstanding	78,697,826	78,315,714	78,875,959	78,306,490

Common share equivalents resulting from:
Dilutive stock options	775,564	632,556	691,573	731,656

Adjusted weighted average number of common and common equivalent shares outstanding	79,473,390	78,948,270	79,567,532	79,038,146

Net income per common share - Diluted	$0.65	$0.64	$0.22	$0.24